UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2019

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 E. Maplewood Ave., Suite 100, Greenwood Village, CO 80111
 (Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
 (Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01    Changes in Registrant's Certifying Accountant.
(a) Introductory Note
As previously disclosed, StarTek, Inc. (“StarTek” or the “Company”), is a party to that certain Transaction Agreement, dated March 14, 2018, as amended on July 3, 2018 (the “Transaction Agreement”), by and among the Company, CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Aegis Stockholder”) and CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Aegis”), pursuant to which the Company agreed to acquire all of the outstanding capital stock of Aegis from the Aegis Stockholder, in exchange for the issuance of 20,600,000 shares of the common stock of the Company to the Aegis Stockholder, and in addition, the Aegis Stockholder agreed to purchase additional newly issued shares of our common stock at a price of $12.00 per share for an additional payment of $2,000,000. The transactions contemplated by the Transaction Agreement are referred to herein as the “Aegis Transactions.”
For accounting purposes, the Aegis Transactions are treated as a reverse acquisition and Aegis is considered the accounting acquirer. Aegis previously followed a March 31 fiscal year end. Upon filing of the 8-K/A on October 5, 2018, the fiscal year end of the Company was changed back to December 31 by the Board of Directors (the “Board”) of the Company. Consequently, the fiscal year ending December 31, 2018 comprises of 9-months of operations from April 1, 2018 to December 31, 2018. The previous fiscal year of Aegis (and the Company following the Aegis Transactions) comprises of 12-months of operations from April 1, 2017 to March 31, 2018.
(b) Previous independent registered public accounting firm.
On March 18, 2019, the Audit Committee (the “Audit Committee”) of the Board determined to change StarTek’s independent accounting firm and notified Plante & Moran PLLC, StarTek’s current independent registered public accounting firm, of its dismissal.
The reports of Plante & Moran PLLC on our consolidated financial statements as of and for the nine month transition period ended December 31, 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the two most recent audit periods ended December 31, 2018 and December 31, 2017 (which period is different from the March 31 fiscal year end of Aegis, as Plante & Moran PLLC was not the independent accounting firm of Aegis at such time and the fiscal year end of the Company prior to the Aegis Transactions was December 31) and through March 18, 2019, the Company has not had any disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Plante & Moran PLLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Plante & Moran PLLC’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s financial statements for such periods. During the two most recent audit periods ended December 31, 2018 and December 31, 2017 (which period is different from the March 31 fiscal year end of Aegis, as Plante & Moran PLLC was not the independent accounting firm of Aegis at such time and the fiscal year end of the Company prior to the Aegis Transactions was December 31) and through March 18, 2019, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness identified in the Company’s internal control over financial reporting related to the design and operation of control activities which was disclosed in Management’s Report on Internal Control over Financial Reporting in Item 9A of the 2018 Form 10-KT filed by the Company on March 14, 2019.
The Company provided Plante & Moran PLLC with a copy of this disclosure as set forth under this Item 4.01 and was requested to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of the letter from Plante & Moran PLLC is attached hereto as Exhibit 16.1.

(c) Newly appointed independent registered public accounting firm.
On March 18, 2019, the Audit Committee approved the appointment of BDO India LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, subject to completion of its standard client acceptance procedures.
BDO India LLP was a component auditor for the nine-month period ended December 31, 2018 to audit the Company’s significant business component (Aegis) and was involved in assessing the application of accounting principles and audit issues.

During the two most recent audit periods ended December 31, 2018 and December 31, 2017 (which period is different from the March 31 fiscal year end of Aegis, as Plante & Moran PLLC was not the independent accounting firm of Aegis at such time and the fiscal year end of the Company prior to the Aegis Transactions was December 31) and through March 18, 2019, the effective date of the engagement, except as set forth above, the Company did not consult with BDO regarding (a) the application of accounting principles to a specified transaction, (b) the type of audit opinion that might be rendered on the Company's financial statements by BDO, in either case where written or oral advice provided by BDO would be an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues or (c) any other matter that was the subject of a disagreement between StarTek and its former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits:
The following exhibit is filed herewith:

16.1	Letter of Plante & Moran, PLLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: March 22, 2019	By:	/s/ Lance Rosenzweig
Lance Rosenzweig
President and Chief Executive Officer